Citation: Moving Bytes Inc., 2005 ABASC 589 **Date:** 20050715

In the Matter of
the Securities Legislation of
British Columbia and Alberta (the Jurisdictions)

and

In the Matter of
the Mutual Reliance Review System for Exemptive Relief Applications

and

In the Matter of
Moving Bytes Inc. (the Filer)

MRRS Decision Document

Background

1. The local securities regulatory authority or regulator (the Decision Maker) in each of the Jurisdictions has received an application from the Filer for a decision under the securities legislation of each of the Jurisdictions (the Legislation) that the Filer be deemed to have ceased to be a reporting issuer under the Legislation (the Requested Relief).

2. Under the Mutual Reliance Review System for Exemptive Relief Applications (the MRRS):

   2.1 the Alberta Securities Commission is the principal regulator for this application, and

   2.2 this MRRS decision document evidences the decision of each Decision Maker.

Interpretation

3. Defined terms contained in National Instrument 14-101 *Definitions* have the same meaning in this decision unless they are defined in this decision.

Representations

4. This decision is based on the following facts represented by the Filer:

   4.1 The Filer was originally incorporated under the *Company Act of British Columbia* on December 23, 1991, under the name Jackpine Mining Co. Inc. On July 11, 1996, the Filer completed a share exchange transaction with the shareholders of USV Telemanagement Inc., a California Corporation. On June 19, 2000, the Filer was continued under the *Canada Business Corporations Act* (CBCA) and concurrently changed its name to E*Commetrix Inc. On July 24, 2002, the Filer changed its name to Moving Bytes Inc.

4.2 The Filer's head office is in New York, New York, U.S.

4.3 The Filer is a reporting issuer in each of the Jurisdictions.

4.4 The Filer is not a reporting issuer or the equivalent in any other jurisdiction of Canada other than the Jurisdictions.

4.5 The authorized capital of the Filer consists of an unlimited number of common shares (the Common Shares), 10,000,000 Class A Preferred Shares and 20,000,000 Class B Preferred Shares of which 170,950,042 Common Shares are issued and outstanding.

4.6 The Filer became a reporting issuer in British Columbia when the Common Shares were listed for trading on the Vancouver Stock Exchange (the VSE) on December 20, 1993 and in Alberta through the combination of the VSE with the Alberta Stock Exchange to become the Canadian Venture Exchange (the CDNX).

4.7 The Common Shares were delisted from the CDNX effective February 1, 2000.

4.8 The Common Shares are registered under the 1933 Act and have been quoted on the National Association of Securities Dealers Over the Counter Bulletin Board since September 7, 1999.

4.9 The Filer is subject to and has complied with the reporting requirements of applicable securities legislation of the U.S.

4.10 The Filer is currently negotiating a reverse takeover transaction (the RTO Transaction) with Ningbo Binbin Stationary Co. Ltd., a Chinese company primarily engaged in the manufacturing and distribution of office supplies and related products.

4.11 Upon completion of the RTO Transaction, the Filer intends to continue into Delaware.

4.12 To the best of the Filer's knowledge, no securities of the Filer, including debt securities, are held by residents in Canada.

4.13 The Common Shares are not listed or posted for trading on any stock exchange or market in Canada.

4.14 The Filer has no operations in Canada, and no directors or officers resident in Canada, except for those required under the CBCA.

4.15 The Filer does not intend to make a public offering of securities to Canadian residents.

Decision

5. Each of the Decision Makers is satisfied that the test contained in the Legislation that provides the Decision Maker with the jurisdiction to make the Decision has been met.

6. The decision of the Decision Makers is that the Requested Relief is granted.

Blaine Young
Director, Legal Services & Policy Development
Alberta Securities Commission

Headnote
Mutual Reliance Review System for Exemptive Relief Applications – issuer deemed to have ceased to be a reporting issuer with securities listed on a non-Canadian marketplace.

Applicable Alberta Statutory Provisions
Securities Act, R.S.A., 2000, c.S-4, section 153.